EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-202182 on Form S-8 of our report dated March 18, 2015, relating to the consolidated financial statements of Eco-Stim Energy Solutions, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ Whitley Penn LLP
Dallas, Texas
March 18, 2015